Master Tax-Exempt Trust
File Number: 811-21301
CIK Number: 1186243
For the Period Ending: 3/31/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Inc., for the year ended March 31, 2006.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
04/04/2005	$33,210	Texas Muni Pwr Ser 91	2.350%	06/07/2005
05/26/2005	12,100	Louisiana PFA-Christus	2.900	07/07/2005
06/07/2005	33,210	Texas Muni Pwr Ser 91	2.480	07/12/2005
07/07/2005	12,100	Louisiana PFA-Christus	1.750	07/08/2005
07/08/2005	12,100	Louisiana PFA-Christus	2.400	08/02/2005
07/08/2005	25,000	Louisiana PFA-Christus	2.430	08/15/2005
07/08/2005	25,000	Louisiana PFA-Christus	2.430	08/08/2005
07/18/2005	22,960	Texas Muni Pwr Ser 91	2.650	10/04/2005
08/03/2005	10,000	Metro Washington DC	2.400	08/29/2005
08/26/2005	100,000	Texas ST Trans	4.500	08/31/2006
10/04/2005	22,960	Texas Muni Pwr Ser 91	2.800	12/02/2005
10/14/2005	35,000	Texas ST Trans	4.500	08/31/2006
10/18/2005	3,690	Texas ST Trans	4.500	08/31/2006